♦> Bayern LB

1st Amendment Agreement to the Master Loan Agreement
for EUR 4,000,000.00 of August 18, / September 15, 2011

between
REFUsol GmbH
Uracher Straße 91
D-72555 Metzingen

hereinafter referred to as "Borrower" - and

Bayerische Landesbank Brienner Straße 18
D-80333 München
hereinafter referred to as “Bank” -

The Bank and the Borrower agree the following revised wording of Item 1 and supplement to Item 6.4

1.	Subject matter of the Agreement
The Bank shall grant the Borrower a general credit facility (“loan”) in the amount of

4,000,000.00 EUR (in words: four million euros)

- until further notice, at the latest by July 31, 2013 (“end of term to maturity”) for financing operating capital - notwithstanding the right of termination pursuant to no. 26 of the Bank's General Business Conditions.

6.4	The Borrower additionally undertakes to submit the consolidated financial statements 2011 regarding the next higher group level by no later than October 31, 2012.

All other provisions of the Master Loan Agreement of August 18, / September 15, 2011 shall remain unchanged.
The Bank considers itself bound by this proposal up until August 15, 2012. The foregoing amendment to the Master Loan Agreement of August 18, / September 15, 2011 shall only come into existence upon the receipt of a legally-binding original countersigned by the Borrower by the Bank before the end of this period.

Metzingen    Munich July 30, 2012

Refusol GmbH    Bayerische Landesbank